                                                                    Exhibit 99.P

                 STERNE AGEE ASSET MANAGEMENT, INC. LETTERHEAD



August 19, 1999


SAL TRUST PREFERRED FUND I
1901 Sixth Avenue North
Suite 2100
Birmingham, AL 35203


Gentlemen:

We propose to acquire 4,000 shares of beneficial interest (the "Shares") of the SAL Trust Preferred Fund I (the "Fund"), at a purchase price of $25.00 per share for a total price of $100,000. We will purchase the Shares in a private offering prior to the effective date of the Form N-2 registration statement filed by the Fund under the Securities Act of 1933 and the Investment Company Act of 1940. The Shares are being purchased pursuant to section 14 of the Investment Company Act of 1940 to serve as the seed capital for the Fund prior to the commencement of the public offering of its Shares.

We consent to the filing of this Investment Letter as an exhibit to the Form N-2 registration statement of the Fund.

Sincerely,

STERNE AGEE ASSET MANAGEMENT, INC.


By: /s/  Jerry Harris
    ---------------------------
      Jerry Harris
      President